Exhibit 99.1

Chart Industries Shareholders Approve Acquisition by Baker Hughes

ATLANTA, October 6, 2025 (GLOBE NEWSWIRE) – Chart Industries, Inc. (NYSE: GTLS) (“Chart” or the “Company”) today announced that its shareholders voted to approve the Company’s acquisition by Baker Hughes (NASDAQ: BKR). At the special meeting of Chart shareholders held today, a majority of the outstanding shares of Chart common stock were voted in favor of the adoption of the definitive merger agreement. Under the terms of the merger agreement, Chart shareholders will be entitled to receive $210.00 per share of common stock in cash upon the completion of the transaction.

“We are pleased to deliver this transaction to Chart shareholders and thank them for their support,” said Chart President and CEO Jill Evanko. “With this important milestone now achieved, we look forward to moving forward with the completion of the transaction.”

The final voting results of Chart’s special meeting will be reported in a Form 8-K filed by Chart with the U.S. Securities and Exchange Commission. The transaction is expected to be completed by mid-year 2026, subject to customary conditions and the receipt of applicable regulatory approvals.

About Chart Industries, Inc.

Chart Industries, Inc. is a global leader in the design, engineering, and manufacturing of process technologies and equipment for gas and liquid molecule handling for the Nexus of Clean™ - clean power, clean water, clean food, and clean industrials, regardless of molecule. The company’s unique product and solution portfolio across stationary and rotating equipment is used in every phase of the liquid gas supply chain, including engineering, service and repair and from installation to preventive maintenance and digital monitoring. Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 capture amongst other applications. Chart is committed to excellence in environmental, social and corporate governance issues both for its company as well as its customers. With 65 global manufacturing locations and over 50 service centers from the United States to Asia, Australia, India, Europe and South America, the company maintains accountability and transparency to its team members, suppliers, customers and communities. To learn more, visit www.chartindustries.com.

Chart Industries Contacts:

Investor Contact:

John Walsh

Senior Vice President, Investor and Government Relations

1-770-721-8899

john.walsh@chartindustries.com

Media Contact:

Jim Golden / Jude Gorman / Jack Kelleher

Collected Strategies

Chart-CS@collectedstrategies.com